Exhibit 99.1

Contact Information
Katie Greene	Maury Austin
Senior PR Manager	Senior Vice President & CFO
Vicinity Corporation	Vicinity Corporation
408-543-3088	408-543-3029
kgreene@vicinity.com	maustin@vicinity.com

VICINITY CORPORATION ADOPTS STOCKHOLDER RIGHTS PLAN

SUNNYVALE, Calif. — August 12, 2002 — Vicinity Corporation (NASDAQ: VCNT) today announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of Vicinity for its stockholders during any unsolicited acquisition attempt.  Vicinity’s Board of Directors resolved on July 17, 2002 to proceed with considering a stockholder rights plan and adopted the plan on August 6, 2002.

Under the plan, Vicinity’s Board of Directors declared a dividend of one stock purchase right for each share of Vicinity’s common stock outstanding on August 9, 2002.  The rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 15% of Vicinity’s outstanding common stock by a person or group.  Each right entitles the holder, other than an “acquiring person,” to acquire shares of Vicinity’s common stock at a 50% discount to the then prevailing market price.  Vicinity’s Board of Directors may redeem outstanding rights at any time prior to a person becoming an “acquiring person,” at a price of $0.001 per right.  Prior to such time, the terms of the rights may be amended by Vicinity’s Board of Directors without the approval of the holders of the rights.

Details of the plan are outlined more fully in a letter that will be mailed to Vicinity’s stockholders as of the record date as well as in Vicinity’s filings with the Securities and Exchange Commission.

About Vicinity Corporation

Vicinity Corporation provides technology-based solutions that enable businesses, governments and agencies to market the local availability of their products and services. Using Web, wireless and speech platforms, Vicinity offers a comprehensive portfolio of application services and application programming interfaces (APIs) that allow enterprises to direct their customers to a brick-and-mortar store, branch or outlet near them that offers the specific product or service they are seeking. Vicinity was established in 1995 and is headquartered in Sunnyvale, California.

Vicinity® is a registered mark of Vicinity Corporation.

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